EXHIBIT 77H


MDT Funds
(Registrant)




Pursuant to a Sale, Purchase and Put/Call Agreement dated May 11, 2006 (Purchase Agreement), Federated agreed to acquire (through an acquisition subsidiary of Federated) approximately 88.6% of the limited liability company interests of MDTA LLC. Federated also may acquire (through an acquisition subsidiary of Federated) the remaining 11.4% pursuant to a put/call arrangement with certain MDTA LLC interest holders (the ?Acquisition?). The transaction included initial purchase payments by Federated of approximately $92 million (together with transaction expenses paid on behalf of MDTA LLC and its owners, and certain post closing adjustments, the consideration paid by Federated totaled approximately $100.8 million), and a series of contingent payments totaling as much as $130 million over the next three years based on growth. This transaction was consummated (the ?Closing?) on July 14, 2006. After the Closing, MDTA LLC changed its name to Federated MDTA LLC.


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		PGHLIB-1898993.1-MCDOLING 9/29/06 12:31 PM